Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Stuart Booth

Central Garden & Pet Company

925.948.3675

CENTRAL GARDEN & PET NAMES LORI VARLAS

CHIEF FINANCIAL OFFICER

WALNUT CREEK, CALIFORNIA, November 30, 2010 – Central Garden & Pet Company (NASDAQ: CENT/CENTA), a leading innovator, marketer and producer of quality branded products for the lawn and garden and pet supplies market, today announced the appointment of Lori Varlas as Senior Vice President, Chief Financial Officer and Secretary, effective December 1, 2010. Ms. Varlas will report to William E. Brown, Central’s Chairman and Chief Executive Officer, and will be based at the company’s headquarters in Walnut Creek, California. She succeeds Stuart Booth who will continue in an advisory role with the company.

“Lori represents an important addition to our senior management team,” said Mr. Brown. “Her leadership skills, team orientation and broad experience will help us effectively implement our growth plan and business strategies. I look forward to working with her closely.”

Ms. Varlas brings over 26 years of extensive finance and operational experience. Ms. Varlas joins Central from Sun Microsystems where she served for four years and most recently was Vice President Finance-Enterprise Resources. Prior to joining Sun, Ms. Varlas was Vice President of Finance at Peoplesoft and held a variety of senior finance positions over a seven-year period. Ms. Varlas also held senior finance positions at Chiron Corporation and Specialty Foods. Ms. Varlas began her career at Price Waterhouse where she served for seven years.

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, SMART SEED™ and THE REBELS™; wild bird feed and the brand

PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and Over ‘N Out®; and decorative outdoor patio products and the brands NORCAL®, NEW ENGLAND POTTERY® and MATTHEWS FOUR SEASONS™. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC®, AQUEON™ and ZILLA™; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, PINNACLE® and Avoderm®; and equine and the brands FARNAM®, BRONCO® and SUPER MASK®. We also provide a host of other application-specific Pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 4,300 employees, primarily in North America and Europe. For additional information on Central Garden & Pet Company, including access to the company’s SEC filings, please visit the company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Central’s Annual Report on Form 10-K, filed November 20, 2009, and Quarterly Report on Form 10-Q, filed August 5, 2010, and other Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.